Issuer Free Writing Prospectus dated July 27, 2026

Filed Pursuant to Rule 433

Registration No. 333-277286-01

(Supplementing the Preliminary Prospectus Supplement

dated July 27, 2026 to the Prospectus dated February 22, 2024)

Pacific Gas and Electric Company

PRICING TERM SHEET

$700,000,000 5.250% First Mortgage Bonds due 2032 (the “2032 Mortgage Bonds”)

$1,000,000,000 5.850% First Mortgage Bonds due 2036 (the “2036 Mortgage Bonds”)

(all together, the “Mortgage Bonds”)

The information in this pricing term sheet relates to Pacific Gas and Electric Company’s offering of the Mortgage Bonds listed above and should be read together with the preliminary prospectus supplement dated July 27, 2026 (the “Preliminary Prospectus Supplement”) relating to such offering and the accompanying prospectus dated February 22, 2024, including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, included in the Registration Statement No. 333-277286-01 (as supplemented by such Preliminary Prospectus Supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Other information (including financial information) presented or incorporated by reference in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Capitalized terms not defined herein are defined as such in the Preliminary Prospectus.

Issuer:	Pacific Gas and Electric Company (the “Company”)

Anticipated Ratings (Moody’s/S&P/Fitch)*:	Baa1 (Positive Outlook) / BBB+ (Stable Outlook) / BBB+ (Stable Outlook)

Trade Date:	July 27, 2026

Settlement Date**:	August 4, 2026 (T+6)

Proceeds to the Company:	Approximately $1,686,269,000 (after deducting the underwriting discounts, but before deducting estimated offering expenses payable by the Company).

Use of Proceeds:	The Company expects to use the net proceeds from the offering to purchase up to $1,200,000,000 of the 3.30% Senior Notes due December 1, 2027 and the 2.10% First Mortgage Bonds due August 1, 2027 pursuant to the tender offer and to redeem $450,000,000 aggregate principal amount of the 5.450% First Mortgage Bonds due June 15, 2027. The Company expects to use the remaining net proceeds from the offering for general corporate purposes, including to repay indebtedness.

Joint Book-Running Managers:	Barclays Capital Inc. BMO Capital Markets Corp. J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc. BNP Paribas Securities Corp. MUFG Securities Americas Inc. RBC Capital Markets, LLC

Co-Managers

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

CIBC World Markets Corp.

Loop Capital Markets LLC

Academy Securities, Inc.

C.L. King & Associates, Inc.

Great Pacific Securities

Independence Point Securities LLC

Aggregate Principal Amount Offered:	2032 Mortgage Bonds: $700,000,000 2036 Mortgage Bonds: $1,000,000,000

Issue Price:

2032 Mortgage Bonds: 99.737% of the principal amount, plus accrued interest, if any, from August 4, 2026

2036 Mortgage Bonds: 99.881% of the principal amount, plus accrued interest, if any, from August 4, 2026

Maturity Date:	2032 Mortgage Bonds: February 1, 2032 2036 Mortgage Bonds: November 1, 2036

Interest:	2032 Mortgage Bonds: 5.250% per annum 2036 Mortgage Bonds: 5.850% per annum

Interest Payment Dates:

2032 Mortgage Bonds: Payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2027

2036 Mortgage Bonds: Payable semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2026

Regular Record Dates:

With respect to the 2032 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2032 Mortgage Bonds remain in book-entry only form or (ii) the fifteenth calendar day immediately preceding such interest payment date (whether or not a business day) if any of the 2032 Mortgage Bonds do not remain in book-entry only form.

With respect to the 2036 Mortgage Bonds, the close of business on (i) the business day immediately preceding such interest payment date so long as all of the 2036 Mortgage Bonds remain in book-entry only form or (ii) the fifteenth calendar day immediately preceding such interest payment date (whether or not a business day) if any of the 2036 Mortgage Bonds do not remain in book-entry only form.

Benchmark Treasury:	2032 Mortgage Bonds: 4.125% due June 30, 2031 2036 Mortgage Bonds: 4.375% due May 15, 2036

Benchmark Treasury Price:	2032 Mortgage Bonds: 98-24+ 2036 Mortgage Bonds: 97-28

Benchmark Treasury Yield:	2032 Mortgage Bonds: 4.406% 2036 Mortgage Bonds: 4.647%

Spread to Benchmark Treasury:	2032 Mortgage Bonds: +90 basis points 2036 Mortgage Bonds: +122 basis points

Re-Offer Yield:	2032 Mortgage Bonds: 5.306% 2036 Mortgage Bonds: 5.867%

Optional Redemption:

Prior to (i) in the case of the 2032 Mortgage Bonds, January 1, 2032 (one month prior to the maturity date of the 2032 Mortgage Bonds) and (ii) in the case of the 2036 Mortgage Bonds, August 1, 2036 (three months prior to the maturity date of the 2036 Mortgage Bonds) (the applicable date with respect to the 2032 Mortgage Bonds and 2036 Mortgage Bonds, each a “Par Call Date”), the Company may redeem the 2032 Mortgage Bonds and/or the 2036 Mortgage Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Mortgage Bonds matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 2032 Mortgage Bonds and 20 basis points in the case of the 2036 Mortgage Bonds, each less (b) interest accrued to, but excluding, the date of redemption; and

(2) 100% of the principal amount of the Mortgage Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, the Company may redeem the Mortgage Bonds, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Mortgage Bonds being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

CUSIP / ISIN:	2032 Mortgage Bonds: 694308 LF2 / US694308LF25 2036 Mortgage Bonds: 694308 LG0 / US694308LG08

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Note: It is expected that delivery of the Mortgage Bonds will be made against payment for the Mortgage Bonds on or about August 4, 2026, which is the sixth business day following the date hereof (such settlement cycle being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Mortgage Bonds prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the mortgage bonds initially will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Mortgage Bonds who wish to trade the Mortgage Bonds during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting each of: Barclays Capital Inc. at 1-888-603-5847, BMO Capital Markets Corp. at 1-888-200-0266, J.P. Morgan Securities LLC collect at 1-212-834-4533 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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